Volt Information Sciences Announces 1.5 Million Share Buyback Program

New York, NY, January 14, 2015 – Volt Information Sciences, Inc. (NYSE-MKT: VISI) today announced that its Board of Directors has authorized a new repurchase program of up to 1,500,000 shares of the Company’s common stock, replacing a prior program.  Under the program, which will begin on January 19, 2015, shares will be repurchased at management’s discretion through open market or private transactions.

“Our new share repurchase program underscores our continued commitment to building shareholder value.  While we remain focused on investing capital internally to fund growth of our business, we will also make share repurchases as we strongly believe in the Company and its future and believe that Volt’s share price does not fully reflect the Company’s underlying value,” said Ron Kochman, President and Chief Executive Officer.

Share repurchases under the program will be subject to specified parameters and certain price and volume restraints and any repurchased shares will be held in treasury.  The exact number and timing of share repurchases will depend upon market conditions and other factors.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is an international provider of staffing services (traditional time and materials based as well as project based), information technology infrastructure services, telecommunications infrastructure and security services, and telephone directory publishing and printing in Uruguay. Our staffing services consists of workforce solutions that include providing contingent workers, personnel recruitment services, and managed staffing services programs supporting primarily professional administration, technical, information technology and engineering positions. Our project based staffing assists with individual customer assignments as well as customer care call centers and gaming industry quality assurance testing services, and our managed service programs consist of managing the procurement and on-boarding of contingent workers for multiple providers. Our information technology infrastructure services provide server, storage, network and desktop IT hardware maintenance, data center and network monitoring and operations.  For more information visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission.  Copies of the company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018, Attention: Shareholder Relations, 212-704-7921. These and other SEC filings by the company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the company’s website at http://www.volt.com in the Investor & Governance section.

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Contact:
James Whitney
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921